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                                                                     Exhibit 5.1

                       Opinion of Wuersch & Gering, LLP


                       [Wuersch & Gering LLP Letterhead]
                               11 Hanover Square
                             New York, N.Y. 10005
                               December 27, 2000

Universe2U Inc.
30 West Beaver Creek Road, Suite 109
Richmond Hill, Ontario
L4B 3K1 Canada

Ladies and Gentlemen:

We have acted as counsel to Universe2U Inc. (the "Company"), a Nevada corporation, in connection with a Registration Statement on Form SB-2, as amended herein (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 621,500 shares of common stock (the "Offered Shares"), 621,500 shares of common stock issuable upon exercise of certain warrants (the "Warrant Shares"), and 833,000 shares of common stock of the Company exchangeable for outstanding securities issued by 1418276 Ontario Inc., an Ontario, Canada subsidiary of the Company (the "Exchangeable Shares"), held by certain registered security holders as described with particularity in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Company's (i) Certificate of Incorporation, (ii) By-laws as amended to date and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. In making our examination of documents and instruments executed by any persons or entities other than the Company, we have assumed, without investigation, the power of any such person or other entity to enter into and perform all of its obligations under such documents and instruments, the due execution and delivery by each such person or other entity of such documents and instruments and the enforceability of such documents and instruments against such other parties. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon and subject to the foregoing, we are of the following opinion:

1. The Offered Shares have been duly authorized and will be validly issued, fully-paid and non-assessable.

2. The Warrant Shares have been duly authorized and will, upon issuance and payment in accordance with the terms of the warrants governing the issuance of such Warrant Shares, be validly issued, fully-paid and non-assessable.
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3. The Exchangeable Shares have been duly authorized and will, upon exchange for the outstanding securities issued by the Ontario, Canada subsidiary of the Company, be validly issued, fully-paid and non-assessable.

Our opinion above is subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally; (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, subject to the other qualifications contained in this opinion; (iii) the effect of any public policy considerations or court decisions which may limit the rights of any person or entity to obtain indemnification; and (iv) the effects of generally applicable rules of law that provide that forum selection clauses are not necessarily binding on the court or courts in the forum selected.

We are members of the bar of the State of New York. Our opinion set forth in this letter is limited to matters governed by the Nevada Revised Statutes on Private Corporations and to the laws of the State of New York in force on the date of this letter, except that our Opinion also extends to the federal securities laws of the United States. We express no opinion with regard to any matter which may be (or which purports to be) governed by the laws of any other state or jurisdiction or with respect to any other subject matter. To the extent that any other laws govern the matters to which we are opining herein, we have assumed, with your permission and without independent investigation, that such laws are identical to New York Law, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. This opinion is limited to present laws and to the facts as they presently exist. We assume no obligation to update this opinion or to advise you of any events, circumstances or developments that occur or are otherwise brought to our attention subsequent to the date hereof. We also assume no obligation to revise or supplement this opinion should the present federal laws of the United States, or present Nevada or New York Law, change by legislative action, judicial decision, or otherwise. No opinion is expressed herein with respect to (A) the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction and (B) the antifraud provisions of any state or federal securities laws.

It is understood that this opinion is to be used only in connection with the offer and sale of the Offered Shares, the Warrant Shares and the Exchangeable Shares while the Registration Statement is deemed to be effective by the Commission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ Wuersch & Gering
Wuersch & Gering LLP